Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The terms “Group” or “RELX” refer collectively, to RELX PLC and its subsidiaries, associates and joint ventures. For dates and periods ended before the corporate simplification on September 8, 2018, such terms refer collectively to RELX PLC, RELX NV, RELX Group plc and its subsidiaries, associates and joint ventures.

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of RELX Capital Inc. and RELX PLC for the registration of debt securities and to the incorporation by reference therein of our reports dated February 20, 2019, with respect to the consolidated financial statements of the Group, and the effectiveness of internal control over financial reporting of the Group, incorporated by reference in its Annual Report (Form 20-F) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
London, United Kingdom
February 28, 2019